APP. E4				REGULATION OF INVESTMENT ADVISORS

CUSIP No. 86272T106			 Page 1 of 3 Pages

________________________________________________________________________

1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
		 ING Clarion Real Estate Securities, L.P.			232802869
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)____
(b)____
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
201 King of Prussia Rd, Suite 600, Radnor, PA  19087


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5. SOLE VOTING POWER
        170,300 shares, sole voting power

6. SHARED VOTING POWER
0 shares, shared voting power

7. SOLE DISPOSITIVE POWER
170,300 shares, sole dispositive power

8. SHARED DISPOSITIVE POWER
No shares under shared dispositive power

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
170,300 shares

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.23%

12.  TYPE OF REPORTING PERSON*
IA














SCHEDULE 13G						APP. E4

			              UNITED STATES
		  SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, D.C.  20549



				SCHEDULE 13G

			Under the Securities Exchange Act of 1934
			           (Amendment No _______)*
			   	Strategic Hotels & Resorts, Inc.
				(Name of Issuer)
				Ordinary Shares
			          (Title of Class of Securities)
				  86272T106
				(Cusip Number)




Sec 1745 (6-88)



					E4-1


Items
Item 1
(a) Strategic Hotels & Resorts, Inc.
(b) 200 West Madison St, Suite 1700, Chicago, IL  60606

Item 2
(a) ING Clarion Real Estate Securities, L.P.
(b) 201 King of Prussia Rd, Suite 600, Radnor, PA  19087
(c) N/A
(d) Ordinary Shares
(e) 86272T106

Item 3
(a) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4
(a)  170,300 shares
(b) 0.23%
(c)
   (i.)		170,300 shares, sole voting power
   (ii.)		0 shares, shared voting power
   (iii.)	170,300 shares, sole dispositive power
   (iv.)	No shares, shared dispositive power

Item 5
N/A

Item 6
N/A

Item 7
N/A

Item 8
N/A

Item 9
N/A

Item 10
William E. Zitelli, Chief Compliance Officer